Exhibit 5.2

345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

November 4, 2009

China Ceramics Co., Ltd Craigmuir Chambers Road Town 212.407.4990 Tortola British Virgin Islands

Ladies and Gentlemen:

We have acted as counsel to China Ceramics Co ., Ltd., a British Virgin Islands company (the “Company”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the issuance of up to (i) 12,800,000 units, each consisting of one of the Company’s common shares and one Warrant (as defined below) (the “Units”), (ii) 29,950,000 common shares (the “Shares”), consisting of 12,800,000 shares included as part of the Units, 15,550,000 shares underlying the Warrants included as part of the Units, and 1,600,000 shares held the initial stockholders of China Holdings Acquisition Corp., a Delaware corporation (“CHAC”) and (iii) 15,550,000 warrants (the “Warrants”) to purchase one common share of the Company.

We have examined a copy of the Merger and Stock Purchase Agreement, dated August 19, 2009 (the “Purchase Agreement”), and we have examined such other documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any other law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the British Virgin Islands.

Based upon the foregoing, we are of the opinion that, once issued and exchanged for the securities of CHAC in accordance with the terms of the Purchase Agreement, each Unit and each Warrant will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

We are opining as to the Units and the Warrants constituting legal obligations of the Company solely with respect to the laws of the State of New York.

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China Ceramics Co., Ltd November 4, 2009 Page 2

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

Loeb & Loeb LLP